U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 12B-25
                                                                 SEC FILE NUMBER
                  NOTIFICATION OF LATE FILING                         1-4928

                               (CHECK ONE):                       CUSIP NUMBER
                                                                     264399


[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [X] Form 11-K
[ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

         For Period Ended: December 31, 1999

         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended: ......................................

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         READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
         TYPE. Nothing in this form shall be construed to imply that the Commission has verified any Information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

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PART I - REGISTRANT INFORMATION

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         Duke Energy Retirement Savings Plan
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         Full Name of Registrant
         Former Name if Applicable: Not applicable

         Issuer of Securities held pursuant to the Plan is Duke Energy Corporation.

         526 South Church Street
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         Address of Principal Executive Office (STREET AND NUMBER)

         Charlotte, North Carolina  28202
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         City, State and Zip Code

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PART II - RULES 12B-25 (B) AND (C)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.
(Attach Extra Sheets if Needed)

Because of delays in third party processing of information related to the annual financial statements of the Duke Energy Retirement Savings Plan, the Plan is not able to complete the collection and assembly of all information required in its Form 11-K without unreasonable effort and expense. Accordingly, this Form 12b-25 is filed to extend the filing deadline for the Form 11-K until July 17, 2000.
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PART IV - OTHER INFORMATION

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(1)Name and telephone number of person to contact in regard to this notification
      Robert T. Lucas III                             704          382-8152
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            (Name)                                (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                       [X] Yes            [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                       [ ] Yes            [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Duke Energy Retirement Savings Plan
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                        Duke Energy Retirement Savings Plan


Date:    June 30, 2000              By: /s/ Sandra P. Meyer
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                                        Sandra P. Meyer
                                        Vice President and Corporate Controller
                                        Duke Energy Corporation